EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Announces March Month-To-Date Consolidated Comparable Store Sales Rise 7.8%, and
Provides First Quarter EPS Guidance of $0.25 to $0.30

Warrendale, PA, March 31, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today provided a financial update due to management's presentation at the Banc of America Securities Consumer Conference on Thursday, April 1, 2004. The Company announced that month-to-date consolidated comparable store sales through March 30, 2004, have increased 7.8%. Total consolidated sales through the period are up 17.9%. Month-to-date comparable store sales for the American Eagle Brand have risen 7.9% and Bluenotes comparable store sales have increased 5.7%. The Company also provided first quarter earnings per share guidance of $0.25 to $0.30, which compares to $0.09 per share in the first quarter last year.

Jim O'Donnell, Chief Executive Officer, commented on the announcement, "We are extremely pleased with the response to our spring merchandise, which is fashion-right and sharply targeted at our customers. Sales strength is broad-based, and comps are positive in both men's and women's divisions. Merchandise margins are strong, reflecting fewer product markdowns and less promotional activity."

In keeping with its regular schedule, the Company will report month-end March sales results on Wednesday, April 7th (after market close) and provide a recorded sales commentary, which can be accessed by dialing 800-642-1687, conference code #3282124.

To listen to management's presentation at the Banc of America Securities Consumer Conference, scheduled at 8:50 a.m. EST on Thursday, April 1st, please go to the company's web-site, ae.com.

The Company will report first quarter financial results on Thursday, May 13th 2004. To listen to the 9:00 a.m. EST conference call, please dial 800-601-0864, or go to the company's web-site ae.com.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 743 AE stores in 49 states, the District of Columbia and Puerto Rico, 65 AE stores in Canada, and 110 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our first quarter sales and earnings forecasts may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857